CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 502 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 29, 2015, relating to the financial statements and financial highlights of AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended February 28, 2015, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
June 19, 2015